Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-1 No. 333-193458) of AmpliPhi Biosciences Corporation and in the related Prospectus of our report dated April 15, 2015, with respect to the consolidated financial statements of AmpliPhi Biosciences Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Richmond, Virginia

April 15, 2015